Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

DFP Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock	457	(o)			$5,000,000	$110.20 per $1,000,000	$551
Fees Previously Paid

Carry Forward Securities
		Total Offering Amounts					$5,000,000		$551
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due							$551